UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

June 27, 2018

NEVADA GOLD & CASINOS, INC.

(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

133 E. Warm Springs Road Suite 102 Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

(702) 685-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into Material Definitive Agreement

Nevada Gold & Casinos, Inc. (the “Company”) announced today that it has entered into a definitive agreement to sell its Club Fortune Casino in Henderson, Nevada to Truckee Gaming, LLC for $14.6 million, subject to certain adjustments, including a working capital adjustment. The sale price is equal to approximately 8.5X EBITDA for Club Fortune for the trailing twelve months ended April 30, 2018.

The transaction, which received lender consent, is subject to customary closing conditions, including approvals of the Nevada Gaming Control Board and Commission, and is expected to close in late 2018.

Following the consummation of the Club Fortune sale, Nevada Gold intends to close its Las Vegas corporate office and move its corporate headquarters to its Washington Gold office in the Seattle, Washington area. The Company expects to reduce its corporate overhead by approximately $1.2 million as a result.

The Board of Directors will continue to review strategic options, including the review of alternatives for the use of the cash proceeds from the sale of Club Fortune, which could involve, among other things, repayment of debt, the return of some or all of the cash to shareholders through a special dividend and/or self-tender offer.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

99.1	Press Release dated June 27, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: June 27, 2018	By:	/s/ Michael P. Shaunnessy
Michael P. Shaunnessy
President & Chief Executive Officer

INDEX TO EXHIBITS

Item	Exhibit
99.1	Press Release dated June 27, 2018